Exhibit 7.10

Sales Plan

Sales Plan, adopted August 7, 2019 (the “Sales Plan”, and such date the “Adoption Date”), between Randall Garutti (“Seller”) and J.P. Morgan Securities LLC (“JPMS”). The purpose of this Sales Plan is to achieve the investment objectives of broader diversification of investments, while reducing the risk of over concentration in a particular investment.

RECITALS

WHEREAS, the Seller desires to establish this Sales Plan to sell Class A common shares (the “Stock”) of Shake Shack Inc. (“the “Issuer”); and

WHEREAS, the Seller desires to sell a total of 150,000 shares of Stock (the “Total Plan Shares”), which Seller has the right to acquire through the exercise of vested, outstanding stock options issued by the Issuer listed on Schedule B hereto (the “Options”); and

WHEREAS, the Seller desires to engage JPMS to effect sales of shares of Stock in accordance with the Sales Plan;

NOW, THEREFORE, the Seller and JPMS hereby agree as follows:

A. IMPLEMENTATION OF THE SALES PLAN

1.       JPMS shall effect sales (each a “Sale”) of shares of Stock only on days on which the New York Stock Exchange (the “Exchange”) is open and the Stock trades regular way on the Exchange (“Trading Day”), pursuant to the specific instructions specified on Schedule A.

2.       Seller acknowledges and agrees that JPMS will handle the above order on a best efforts basis. In the event any limit prices of orders are away from the prevailing market prices at any time, there can be no assurance that such orders will be executed in whole or in part. Seller agrees that all orders may be partially executed and will not be treated as an all or none order. JPMS may effect sales of Stock which may coincide with sales of Stock by other accounts held with JPMS including, but not limited to, sales made pursuant to other sales plans with JPMS. In such instances, JPMS will make allocations in a manner believed by JPMS to be equitable to each client. JPMS may aggregate sales of Stock under the Sales Plan with sales of the Stock by other JPMS accounts.

3.       JPMS shall exercise a sufficient number of Options to effect such sales as indicated on Schedule B. Schedule B establishes the specific grant date, number of shares and strike price. JPMS shall in no event exercise any Option if at the time of exercise the exercise price of the Option is equal to or higher than the market price of the Stock.

4.       Seller agrees to make appropriate arrangements with the Issuer and its transfer agent and stock plan administrator to permit JPMS to furnish notice to the Issuer of the exercise of up to 150,000 Options (“Total Plan Options”) and to have underlying shares delivered to JPMS as necessary to effect sales under this Sales Plan. Seller hereby authorizes JPMS to serve as Seller’s agent and attorney-in-fact and, in accordance with the terms of this Sales Plan, to exercise the Options. Seller agrees to complete, execute and deliver to JPMS Cashless Stock Option Exercise Forms for the exercise of Options pursuant to this Sales Plan at such times and in such numbers as JPMS shall request. Stock received upon exercise of Options shall be delivered to the Seller’s JPMorgan Chase Bank, N.A. Asset Custody Account or JPMS Margin Brokerage Account (“Account”).

5.       JPMS shall, in connection with the exercise of Options, remit to the Issuer the exercise price thereof along with such amounts as may be necessary to satisfy withholding obligations. These amounts shall be deducted from the proceeds of sale of the Stock, together with interest thereon computed in accordance with JPMS customary practices.

6.       Seller agrees not to exercise any of the Total Plan Options outside of this Sales Plan.

7.       JPMS will deduct its reasonable and customary commissions from the proceeds of sales of Stock under this Sales Plan, together with any other expenses incurred by JPMS in connection with such sales.

8.       The Total Plan Shares, the Total Plan Options, the shares to be sold on a particular day, the limit prices, and the strike price of Options shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or Options or any change in capitalization with respect to the Issuer that occurs during the term of this Sales Plan.

9.       Subject to Paragraph F.5,sales will commence under this Sales Plan on the Sales Commencement Date, as defined in Schedule A, and shall terminate on the earlier of (a) the close of business on February 28, 2020; (b) the date on which the Total Plan Shares have been sold; (c) the date this Sales Plan is terminated pursuant to Section E; (d) the date on which the unit of JPMS responsible for executing sales of Stock pursuant to this Sales Plan receives notice or otherwise becomes aware of (i) the closing of a tender or exchange offer with respect to the Stock or of a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Issuer as a result of which the Stock is to be exchanged or converted into shares of another company or for other consideration; (ii) if Seller is a natural person, the death or mental incapacity of the Seller; or (iii) the commencement or impending commencement of any proceedings in respect of or triggered by Seller’s bankruptcy or insolvency. Notwithstanding the above, this Sales Plan shall not be considered effective, but instead shall be considered null and void, if at least one of the accounts referenced in A.4 above has not been established in the name of Seller and open for the receipt of Stock by the Sales Commencement Date. Seller understands that such an account cannot be opened until JPMS and its affiliates have performed customer due diligence and customer identification in accordance with internal policies and procedures and relevant federal laws including, but not limited to, the Bank Secrecy Act as amended by the USA PATRIOT Act and the regulations promulgated thereunder.  Seller understands that there may be significant time delays during this process and that an account may not be open for the receipt of Stock by the Sales Commencement Date.

10.       Seller acknowledges and agrees that he does not have authority, influence or control over any sales of Stock effected by JPMS pursuant to this Sales Plan, and will not attempt to exercise any authority, influence or control over such sales. JPMS agrees not to seek advice from Seller with respect to the manner in which it effects sales under this Sales Plan. JPMS shall execute the trades in such a way as to attempt to minimize the negative price impact on the market and to attempt to maximize the prices obtained for the shares sold.  JPMS may use its discretion in how to work the order to attempt to achieve the best execution above the minimum price per share, but at no time will the Seller communicate to JPMS any instructions on how to execute the order.

11.       Seller will be notified of all transactions pursuant to customary trade confirmations that are provided in the normal course of business.

12.       Seller understands that JPMS may not be able to effect a sale due to a market disruption or a legal, regulatory or contractual restriction applicable to JPMS, an insufficient number of shares of Stock being in the Account, JPMS having received written confirmation from the Issuer that the Issuer has not complied with the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are a condition to complying with Rule 144 or 145 under the Securities Act of 1933 (the “Securities Act”), if applicable, or a pending sale under this Sales Plan causing Seller to exceed any applicable volume limitations of Rule 144 or 145 under the Securities Act, if applicable. If any sale cannot be executed as required by Paragraph A.1 due to, if applicable: (a) Issuer not complying with the reporting requirements of Section 13 or 15(d) of the Exchange Act that are a condition to complying with Rule 144 or 145 under the Securities Act, JPMS will carry over any unsold shares to be sold in whole or in increments pursuant to the terms of Schedule A as and when the Issuer has provided written confirmation to JPMS that the Issuer is currently compliant with such reporting requirements; (b) the applicable volume limitations of Rule 144 or 145 under the Securities Act, then JPMS will recalculate the volume limitations on a weekly basis and carry over any unsold shares to be sold in whole or in increments pursuant to the terms of Schedule A as and when the volume limitations permit; or (c) a market disruption, a legal, regulatory or contractual restriction applicable to JPMS or any other such event, such sale shall be cancelled and shall not be effected pursuant to this Sales Plan, and, notwithstanding any language to the contrary herein, there shall be no carryover associated with such cancelled sale other than as set forth in Schedule A.

13.       It is the intent of the parties that this Sales Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Sales Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

14.       In the event that it is necessary for JPMS to borrow or purchase shares of Stock in order to complete any sale on behalf of Seller pursuant to this Sales Plan, Seller authorizes JPMS to borrow or purchase such shares and agrees to be responsible for any expense or loss which JPMS may sustain relating to such borrowing or purchase, including any expense or loss JPMS may sustain as a result of its inability to borrow or purchase shares of Stock to complete its delivery obligation.

B. RULES 144 AND 145

The following three paragraphs shall only apply to the Total Plan Shares to the extent sales are made pursuant to Rules 144 and 145.

1.       JPMS agrees to conduct all sales in accordance with the manner of sale requirement of Rule 144 or 145 under the Securities Act, and in no event shall JPMS effect any such sale if such sale would exceed the then applicable volume limitation under Rule 144, assuming JPMS’s sales under this Sales Plan and those notified to JPMS pursuant to Paragraph B.3 are the only sales subject to that limitation. JPMS will be responsible for completing and filing on behalf of the Seller the required Form 144s that Seller shall execute and provide, as requested by JPMS. Seller understands and agrees that JPMS shall make Form 144 filings as necessary to comply with Rule 144, the frequency of which will be at the discretion of JPMS after the initial filing is made no later than the date on which the first order to sell Stock is executed hereunder.

2.       Each such Form 144 shall state that the sales thereunder are being made pursuant to a previously adopted plan intended to comply with Rule 10b5-1(c), shall include the date the Seller adopted this Sales Plan and shall indicate that the representation regarding the Seller’s knowledge of material information speaks as of the adoption date of this Sales Plan.

3.       Seller agrees not to take any action that would cause the sales not to comply with Rule 144 or 145, and Seller agrees not to cause any person or entity with which Seller would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 to take any action that would cause the sales not to comply with Rules 144 or 145. Seller will (a) promptly following the date hereof, provide notice to JPMS of any such transactions during the three months preceding the date hereof and (b) from the date hereof until the expiration of this Sales Plan pursuant to Paragraph A.9 above, provide prompt notice to JPMS of Seller’s entry into any other selling program or transaction in Stock. Seller further agrees that JPMS, without independent inquiry, may reasonably (c) rely on Seller’s notices pursuant to this Paragraph B.3, and (d) conclude in the absence of such notices that the Seller has entered into no such transactions or outside selling programs.

C. REPRESENTATIONS AND AGREEMENTS OF SELLER

1.       Seller represents and warrants that as of the time of execution of, and entering into, this Sales Plan: (a) to the best of Seller’s knowledge there is no blackout period (as defined in 17 C.F.R. Section 245.100(b), a “Blackout Period”) in effect for Issuer, (b) the Seller is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Stock) or of the actual or approximate beginning or ending dates of a Blackout Period for Issuer, and (c) the Seller is entering into this Sales Plan, and the transactions contemplated herein, in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act or other applicable securities laws.

2.       At the time of Seller’s execution of this Sales Plan, Seller has not entered into or altered a corresponding or hedging transaction with respect to the Total Plan Shares. Seller agrees not to enter into any such transaction while this Sales Plan remains in effect.

3.       Seller agrees to make all filings, if any, required under and monitor his own compliance with Sections 13(d), 13(g) and 16 of the Exchange Act.

4.       Except as provided in Paragraph B.1, Seller acknowledges and agrees that JPMS has no duty to determine whether Seller has violated Rules 144 or 145 under the Securities Act, Sections 13(d), 13(g) or 16 of the Exchange Act or the rules adopted by the SEC thereunder, or any other laws or regulations applicable to the Seller in connection with this Sales Plan. Seller understands that this Sales Plan in no way alters his obligations and responsibilities under Section 16, including those prohibitions against short swing profits.

5.       Seller understands that the laws and regulations of U.S. states or non-United States jurisdictions (collectively, “State or Foreign Regulation”) may impose further restrictions or limitations on sales of shares of Stock by or on behalf of Seller. State or Foreign Regulation may include, without limitation, the European Union Market Abuse Regulation (Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014). Seller acknowledges and agrees that JPMS has no duty to determine whether any State or Foreign Regulation would impose restrictions or limitations on this Sales Plan. Seller understands that this Sales Plan in no way alters his obligations and responsibilities, or the obligations and responsibilities of the Issuer, under State or Foreign Regulation. For the avoidance of doubt, references in this Sales Plan to applicable laws, regulations and legal/regulatory restrictions shall be construed to include any applicable State and Foreign Regulation.

6.       Seller acknowledges and agrees that JPMS has not provided Seller with any tax, accounting or legal advice. Seller understands that he should seek the advice of counsel regarding this Sales Plan and the various securities and tax law issues related thereto.

7.       Seller agrees to notify JPMS immediately in the event of trading restrictions being imposed as the result of any applicable regulatory prohibition or lock up event restricting sales by or on behalf of affiliates, such as a stock offering or tender offer.

8.       Seller represents and warrants that he is able to sell shares of Stock, as contemplated by this Sales Plan, in accordance with the Issuer’s insider trading policies and Seller has obtained the acknowledgement of the Issuer to enter into this Sales Plan. Seller further represents and warrants that the Stock is not subject to any liens, security interests or other impediments to transfer (except for limitations imposed by Rules 144 or 145, if applicable).

D. INDEMNIFICATION AND LIMITATION ON LIABILITY

1.       Seller agrees to indemnify and hold harmless JPMS and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or attributable to JPMS’s actions taken or not taken in compliance with this Sales Plan or arising out of or attributable to any breach by Seller of this Sales Plan (including Seller’s representations and warranties hereunder) or any violation by Seller of applicable laws or regulations. This indemnification shall survive termination of this Sales Plan. Notwithstanding the foregoing, Seller shall have no indemnification obligation to the extent any claims, losses, damages or liabilities are due to the gross negligence, recklessness or willful misconduct of JPMS or any other indemnified person.

2.       Notwithstanding any other provision hereof, JPMS shall not be liable to Seller for: (a) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or (b) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

E. SUSPENSION, TERMINATION AND AMENDMENT

1.       This Sales Plan may be (a) suspended or terminated by Issuer at any time upon one Trading Day prior written notice or (b) terminated by Seller at any time upon one Trading Day prior written notice; provided however that JPMS may in its sole discretion decide to suspend or terminate on the same Trading Day that written notice is provided, if JPMS deems such action practicable. Any such suspension or termination shall be made in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or other applicable securities laws. JPMS will require certain representations from Seller and acknowledgement of Issuer as a condition to such suspension or termination.

2.       This Sales Plan shall be suspended, or at JPMS’s option, terminated, if JPMS receives notice, whether pursuant to Paragraph C.7 or otherwise, of (a) the occurrence of any legal, contractual or regulatory restriction applicable to Seller or its affiliates, including without limitation, any restriction related to a merger or acquisition, or (b) a stock offering requiring an affiliate lock-up, that would prohibit sales pursuant to this Sales Plan, or (c) if the Stock has been delisted from the Exchange, or becomes subject to the delisting procedure from the Exchange.

3.       Seller may amend or modify this Sales Plan only upon the written consent of JPMS. Any such amendment or modification shall be made in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or other applicable securities laws. Seller agrees that he will not amend or modify this Sales Plan at any time: (a) that a Blackout Period is in effect for Issuer or (b) that he is aware of any material non-public information about the Issuer and/or the Stock or of the actual or approximate beginning or ending dates of a Blackout Period for Issuer. JPMS will require certain representations from Seller and acknowledgement of Issuer as a condition to such amendment or modification.

F. GENERAL

1.       This Sales Plan shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law principles and may be modified or amended only by a writing signed by the parties hereto and acknowledged by the Issuer.

2.       This Sales Plan shall be subject to all terms and conditions governing the Seller’s Account, including the General Terms for accounts and Services, the Asset Account Agreement and the JPMS Brokerage Agreement, including such provisions dealing with binding arbitration and waiving the right to litigate. This Sales Plan, together with the terms and conditions referenced in the preceding sentence, as well as any amendments or modifications made pursuant to this Sales Plan and those terms and conditions, represent the complete agreement between the parties on these subjects.

3.       All notices to JPMS under this Sales Plan shall be given to JPMS by email: jpm_10b5-1@jpmchase.com.

4.       Seller’s rights and obligations under this Sales Plan may not be assigned or delegated without the written permission of JPMS.

5.       This Sales Plan shall not be effective until executed by Seller and JPMS, and acknowledged by Issuer. This Sales Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

Signature(s):

August 7, 2019
Randall Garutti

J.P. Morgan Securities LLC

By:	August 7, 2019
Name: Richelle Mackiewicz
Title: Managing Director

Acknowledged:

Shake Shack Inc.

By:	August 7, 2019
Name: Ronald Palmese Jr.
Title: Sr. Vice President and General Counsel
Address: 225 Varick Street, Suite 301, NY, NY 10014